MAXIM OIL & GAS, INC.

LOAN AGREEMENT

MAXIM OIL 84 GAS, INC.
9400 GROGAN'S MILL ROAD, SUITE 205 •:.THE WOODLANDS, TX 77380
PHONE: 281.466.1530 FAX: 281.466.1531 -,.. www.maximtep.com

FIRST AMENDED AND RESTATED LOAN AGREEMENT

This FIRST AMENDED AND RESTATED LOAN AGREEMENT dated as of June 30, 2009 (this "Agreement") is entered into by and between MAXIM TEP, INC., a Texas corporation dlb/a Maxim Oil & Gas, Inc. "Borrower" or the "Company"), and GREATER EUROPE FUND LIMITED ("Lender"), a limited liability company organized and existing under the laws of Jersey, with its registered office at Kleinwort Benson House, PO Box 76, Wests Centre, St, Helier, Jersey, JE4 8PQ, Channel Islands. Borrower and Lender may be referred to herein collectively as the "Parties" and individually as a "Party."

WHEREAS, the Parties desire to amend and restate that certain Loan Agreement dated as of March 20, 2009 by and between Borrower and Lender (the "Original Agreement");

WHEREAS, the Original Agreement provides for an uncommitted credit facility under which Lender has not extended any loans to Borrower;

WHEREAS, Borrower has requested that Lender extend a Loan to Borrower in a total aggregate principal amount of ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($1,500,000.00) (the "Loan Amount");

WHEREAS, Lender, in reliance upon the representations of Borrower in this Agreement, has agreed to extend the Loan Amount to Borrower upon the terms and conditions hereinafter set forth.

NOW,'THEREFORE, the Parties hereby amend and restate the Original Agreement in its entirety and agree as follows:

ARTICLE I
DEFINITIONS

Definitions. As used in this Agreement, the following terms shall have the meaning set forth below:

"Act of Partial Release" has the meaning set forth in 4.1(a)(ii).

"Agreement" has the meaning set forth in the preamble hereto.

"Applicable Law" means the Law in effect from time to time and applicable to the transactions between Lender and Borrower pursuant to this Agreement and which lawfully permits the charging and collection of the highest permissible lawful non-usurious rate of interest on such transactions.

"Applicable Rate" means a per annum rate of interest, computed on the basis of the actual number of days elapsed (including the first but excluding the last day) over a year of 365 or 366 days, as the case may be, equal to fifteen percent (15%).

"Assignment of Overriding Royalty Interest" has the meaning set forth in 4.1(a)(vi).

"Balloon Payment" has the meaning set forth in Section 5.21.

"Bankruptcy Code" means the U.S. Bankruptcy Code of 1978, as amended from time to time.

"Borrower" has the meaning set forth in the preamble hereto.

"Business Day" means any day on which banks are open for general banking business in the State of Texas, other than on Saturday, Sunday, a legal holiday, or any other day on which banks in the State of Texas are required or authorized by Law or executive order to close.

"Closing Shares" has the meaning set forth in Section 2.7(a).

"Common Stock" means shares of common stock, par value ¶0.00001 per share, of Borrower.

"Default Percentage Merest" means the percentage of all of the issued and outstanding shares of capital stock of Borrower computed on a fully diluted basis (as if all instruments convertible into or exchangeable for Common Stock are so converted or exchanged) represented by the Default Shares as of the date of this Agreement.

"Default Rate" means the lesser of (a) the Applicable Rate plus 3%, and (b) the Maximum Rate.

"Default Shares" means 30,000,000 shares of Common Stock, as such number may be increased pursuant to Section 5.17.

"Delhi Field" means the oil and gas leasehold interest described in Annex A hereto insofar as such leasehold interests cover the Mengel sand.

"Diluting Event" has the meaning set forth in Section 5.17.

"Equity Interest" means (a) with respect to a corporation, any and all, shares of capital stock of such corporation, (b) with respect to a partnership, limited liability company, trust, or similar Person, any and all units, interests, or other partnership/limited liability company interests, and (c) any other direct or indirect equity ownership or participation in a Person.

"Environmental Laws" shall mean all applicable laws, regulations, enforceable requirements that have the effect of law, orders, decrees, judgments or injunctions issued, promulgated or entered into by any governmental authority pertaining to the protection of human health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 9601 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., and any similar state or local statutes.

"Event of Default" has the meaning set forth in Section 6.1.

"Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

"GAAP" means generally accepted accounting principles in the United States, as amended and in effect from time to time.

"Hazardous Material" shall mean (a) any substance or material that is listed, defined or otherwise designated as a "hazardous substance" under Section 101(14) of CERCLA, 42 U.S.C. § 9601(14), (b) any petroleum or petroleum products, and (c) any other chemical, substance or waste that is regulated under any Environmental Law.

"Hedging Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity oi- equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any obligations or liabilities under any such master agreement.

"Hydrocarbons" shall mean oil, gas and other minerals (of every kind and character and whether similar or dissimilar to the aforementioned minerals).

"Law" means any applicable federal or state law, ordinance, code, rule, regulation, injunction, judgment, order, statute or treaty enacted, adopted, promulgated, or applied by any governmental authority or regulatory agency, each as amended and now in effect.

"Lender" has the meaning set forth in the preamble hereto.

"Lien" means any mortgage, pledge, lien (including any federal or state tax lien), encumbrance, or security interest.

"Loan" has the meaning set forth in Section 2.1.

"Loan Amount" has the meaning set forth in the recitals hereto. "Loan Date" has the meaning set forth in Section 2.1.

"Loan Documents" means this Agreement, the Note, the Assignment of Overriding Royalty Interest, the Act of Partial Release, the Registration Rights Agreement and any other document, agreement, certificate, or instrument delivered pursuant hereto or thereto.

"Material Adverse Effect" means a material adverse effect on (a) the business, operations, property, prospects, or condition (financial or otherwise) of Borrower and its Subsidiaries (taken as a whole), (b) the ability of Borrower to pay or perform its obligations under this Agreement and the other Loan Documents, or (c) the validity or enforceability of this Agreement or any other Loan Document, or the rights or remedies of Lender hereunder or thereunder.

"Maturity Date" means June 30, 2010.

"Maximum Amount" shall mean Four Million Five Hundred Thousand and No/100 Dollars 04,500,000.00).

"Maximum Rate" means an interest rate equal to a per annum rate of 3% plus the Applicable Rate so long as such Maximum Rate is non-usurious under Applicable Law.

"McGowan" means McGowan Working Partners, Inc., a Mississippi corporation.

"Note" means the promissory note of even date herewith in the maximum aggregate principal amount of ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS (31,500,000.00), executed by Borrower payable to the order of Lender, which Note shall bear interest at the Applicable Rate, together with all modifications, renewals and extensions thereof or of any part thereof

"Organizational Documents" means the articles of incorporation, charter, bylaws, articles of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

"Original Agreement" has the meaning set forth in the recitals hereto,

"Override Balance" means, as of any time, the total amount of payments (i) made by or on behalf of Borrower to Lender and/or, as applicable, the successors and assigns of Lender, in respect of the overriding royalty interest as of such time (net of severance and ad valorem taxes), plus (ii) amounts paid by or on behalf of Borrower on the Note (principal and interest).

"Party" and "Parties" have the meaning set forth in the preamble hereto.

"Percentage Interest" means the percentage of all of the issued and outstanding shares of capital stock of Borrower computed on a fully diluted basis (as if all instruments convertible into or exchangeable for Common Stock are so converted or exchanged) represented by the Closing Shares and other shares of Common Stock held by Lender (other than the Default Shares), Maxim TEP Limited or any affiliate thereof as of the date of this Agreement.

"Person" means an individual or entity, including any corporation, association, joint stock company, trust; joint venture, general or limited partnership, limited liability company, unincorporated organization, or governmental entity (or any department, agency or political subdivision thereof).

"Preferred Stock" means shares of Series A convertible preferred stock, par value 50.00001 per share, of Borrower.

"Registration Rights Agreement" has the meaning set forth in Section 4.1(a)(v).

"SEC" means the Securities and Exchange Commission of the United States or any other U.S. federal agency at the time administering the Securities Act.

"SEC Filings" means the forms, reports, schedules, statements, and other documents filed with the SEC by Borrower pursuant to the Securities Act and the Exchange Act.

"Securities Act" means the U,S. Securities Act of 1933, as amended.

"Subsidiary" means with respect to a Person, any corporation, partnership, joint venture, limited liability company, or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than Equity Interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled directly or indirectly through one or more intermediaries, or both, by such Person.

ARTICLE II
LOAN

2.1 Loan. Subject to the terms and conditions of this Agreement, the Lender agrees to extend a single advance loan to the Borrower in the maximum aggregate principal amount of ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS (S1,500,000.00) (the "Loan). The Loan shall be funded by Lender on even date herewith (the "Loan Date") and shall be evidenced by the Note_

2.2 Interest. The unpaid principal amount of the Loan shall bear interest prior to maturity at a rate equal to the Applicable Rate. If an Event of Default has occurred and is continuing all unpaid principal of and interest on the Loan shall bear interest at the Default Rate from the due date thereof until paid in full

2.3 Repayment of Principal and Interest. On the Maturity Date, Borrower shall repay to Lender the entire outstanding principal amount of the Loan plus all interest accrued on the outstanding principal amount of the Loan. Notwithstanding the foregoing, (a) accrued interest shall be due and payable in full by Borrower to Lender upon the prepayment of any portion of the Loan, and (b) the entire outstanding principal amount of the Loan and all accrued interest thereon shall be immediately due and payable in full upon the maturity of the Loan, whether by acceleration or otherwise.

2.4 Payments. If a payment date is not a Business Day, payment may be made on the next succeeding day that is a Business Day and interest shall continue to accrue during such extension. All payments on or in respect of the Loan shall be made to Lender in immediately available funds at Kleinwort Benson House, PO Box 76, Wests Center, St. Helier, Jersey, JE4 8PQ, Channel Islands, or such other place of payment designated by Lender in writing to Borrower from time to time, without setoff or counterclaim and free and clear of and without any deduction of any kind for any taxes, levies, fees, deductions, withholdings, restrictions, or conditions of any nature, unless Borrower is compelled by Law to make any such deduction or withholding.

2.5 Voluntary Prepayment. Borrower shall have the right and privilege of prepaying any outstanding principal amount of the Loan and accrued interest to the date of prepayment, in whole or in part, at any time or from time to time without premium or penalty or notice to Lender. All amounts prepaid shall be applied first to earned, accrued, and unpaid interest and the balance, if arty, shall be applied to the payment of the outstanding principal amount of the Loan.

2.6 Use of Proceeds. The proceeds of the Loan shall be used to pay expenses and remediation in connection with the Delhi Field litigation, to pay for a workover program in the Delhi Field and for working capital.

2.7 Issuance of Shares and Royalty Interest, As an inducement for Lender to extend the Loan to Borrower, among other things, Borrower agrees:

(a)
On the Loan Date, to issue to Lender, in reliance on the representations, warranties, and covenants of Lender set forth herein, Two Million (2,000,000) shares of stock (restricted) of Borrower (the "C7osing Shares").

(b)
On the Loan Date, to grant to Lender a term assignment of an overriding royalty interest in the Delhi Field equal to fifteen percent of eight-eighths (15% of 8/8") of all Hydrocarbons produced and saved from or attributable or allocable to the Delhi Field net of severance taxes owing with respect thereto (and, to the extent paid by Borrower, ad valorem taxes against the overriding royalty interest). The term of said assignment of overriding royalty interest shall commence with Hydrocarbons produced on and after July 1, 2009 at 7:00 A.M., local time where the Delhi Field is located and shall terminate on the earlier of the following: (i) 7:00 A.M., local time where the Delhi Field is located, the first day of the month following the date that the Override Balance equals the Maximum Amount; and (ii) 7:00 A.M., local time where the Delhi Field is located., on December 31, 2011. Notwithstanding the foregoing, in the event the Balloon Payment is due and payable by Borrower to Lender on December 31, 2011, the Assignment of Overriding Royalty Interest shall remain in place and effective until such time that the Balloon Payment is paid.

(c)
In the event the outstanding principal and accrued unpaid interest on the Nate has not been paid in full by the Maturity Date, then, in reliance on the representations, warranties, and covenants of Lender set forth herein, the Default Shares shall be deemed issued to Lender. In the event the principal and accrued unpaid interest has been paid in full by the Maturity Date, the Default Shares shall not be deemed delivered and the certificate therefor shall be returned to Borrower for destruction.

ARTICLE DT
REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Borrower. To induce Lender to enter into this Agreement and make the Loan to Borrower hereunder, Borrower hereby represents and warrants to Lender that:

(a)
Authority, Existence. Borrower bas the full and requisite power and authority to enter into and perform its obligations under this Agreement and the other Loan Documents. Each of Borrower and its Subsidiaries (a) is duly formed, validly existing, and, except as noted herein, in good standing under the Laws of its jurisdiction of formation, (b) has all requisite power and authority to own its properties and carry an its business as now being conducted, and (c) is qualified to do business in all jurisdictions where the failure to so qualify might reasonably be expected to have a Material Adverse Effect. Borrower has filed necessary franchise tax returns for Texas and other required' reports for Texas and Louisiana, but has not received notification that it is currently in good standing.

(b)
Due Authorization. This Agreement and the other Loan Documents have been duly authorized, executed, and delivered by Borrower and constitutes the legal, valid, and binding obligation of Borrower, enforceable against Borrower in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws of general application affecting the enforcement of creditors' rights generally, and (b) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c)
Na Conflict. The execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents will not violate or conflict with the Organizational Documents thereof or any Law, rule, or regulation or any order, writ, injunction, or decree of any court, governmental authority, or arbitrator, and do not and will not conflict with violate, result in a breach of, or constitute a default under, any agreement by which Borrower or its Subsidiaries or any of their respective properties or assets is bound. Further, the Borrower specifically warrants that it has obtained from McGowan, to the extent required, a consent by McGowan to Borrower's execution of the Loan Documents or a waiver of required consent by McGowan.

(d)
Approvals. Except for waiver from McGowan which will be secured at or prior to the Loan Date, no authorization, approval, or consent of, and no filing or registration with, any court or governmental authority or third party is or will be necessary for the execution, delivery, or performance by Borrower of this Agreement and the other Loan Documents or for the validity or enforceability hereof or thereof.

(e)
 Assets.Borrower has good and defensible title to not less than an undivided 95 percent interest (on a unitized basis) to the leases in the Delhi Field insofar as they cover the Mengel sand, and the overriding royalty interest to be granted by Borrower to Lender as set forth herein is free and clear of all Liens.

(f)
Taxes. Except as set forth in Schedule 3.1(f), (1) Borrower and each of its Subsidiaries has filed all national, state, and local tax returns and other reports required to be filed by it, including all income, franchise, employment, property, and sales taxes, and has paid or made adequate provision for payment of all liability for such taxes, assessments, and other governmental charges and levies that are due and payable, except for such tax returns and taxes which if not filed or paid, as the case may be, would not in the aggregate have a Material Adverse Effect, and (2) Borrower knows of no pending investigation of Borrower or any of its Subsidiaries by any taxing authority or of any pending but unassessed tax liability of Borrower or any of its Subsidiaries.

(g)
Compliance with Law. To the knowledge of Borrower, except as may be noted in its most recent 10-Q filing, neither Borrower nor any of its Subsidiaries is in violation in any material respect of any Law, rule, regulation, order, or decree of any court, governmental authority, or arbitrator.

(h)
Litigation. Except as set forth in Schedule 3.1(h), (i) there is no action, suit, claim, hiss, contingency, litigation, investigation, or proceeding before or by any court, governmental authority, or arbitrator pending, or to the knowledge of Borrower, threatened or imminent against or otherwise affecting Borrower or any Subsidiary of Borrower that might reasonably be expected to result in a Material Adverse Effect and (ii) there are no outstanding judgments against Borrower. In addition, the Borrower warrants that the litigation captioned "Thomas v. Ashley Investment Company, at al". Docket No. 38,839, 5th Judicial District Court, Richland Parish, has been settled pursuant to a written settlement agreement signed by all plaintiffs and defendants, and approved by the court.

(i)	Environmental Matters. Except as may relate to the Delhi Field, to the knowledge of Borrower:

(i) Neither Borrower, any Subsidiary of Borrower, nor any prior owner of any property of Borrower or any Subsidiary thereof, including the Delhi Field after giving effect to proceeds of the Loan which will be used to defray certain Delhi Field costs, has caused or permitted the generation, use, treatment, storage, or disposal of Hazardous Materials at or on any of such property in violation of applicable Environmental Laws, except as would not reasonably be expected to have a Material Adverse Effect.

With respect to the current operation of the properties of Borrower and each Subsidiary of Borrower, Borrower and each Subsidiary of Borrower is in compliance with applicable Environmental Laws, except for such non-compliance that would not reasonably be expected to have a Material Adverse Effect

(iii)
All environmental permits necessary to operate the properties of Borrower and each Subsidiary of Borrower in the manner currently operated have been duly obtained or filed and are in full force and effect, and Borrower and each Subsidiary of Borrower is in compliance with such environmental permits, except for such non-compliance that would not reasonably be expected to have a Material Adverse Effect.

(iv)
Except for litigation relating to cleanup of certain properties in the Delhi Field, there are no proceedings pending or threatened against Borrower or any Subsidiary of Borrower that are based upon or arise under any Environmental Law and that relate to the properties of Borrower or any Subsidiary of Borrower.

(v)
Except as would not reasonably be expected to have an Environmental Material Adverse Effect, there are no environmental actions or claims pending or threatened by or before any court or any other governmental authority directed against Borrower or any Subsidiary of Borrower relating to the operation of the properties thereof that pertain or relate to (A) any remedial actions under any applicable Environmental Law, (B) violations by Borrower or any Subsidiary of Borrower of any Environmental Law, or (C) personal injury or property damage claims relating to a release of Hazardous Materials.

(vi)	None of the properties of Borrower or any Subsidiary of Borrower is encumbered by a Lien arising or imposed under Environmental Laws.

(vii)
There are no Hazardous Materials present in or on the soil, sediments, surface water, or ground water on, Under,. or from or migrating froth any of the properties of Borrower or any Subsidiary of Borrower in amounts that are reasonably likely to give rise to an obligation to conduct a remedial action other than the contemplated remedial actions in the Delhi Field.

(viii)	There is no ongoing remedial work at or on any of the properties of Borrower or any Subsidiary of Borrower other than at the Delhi Field.

(j)
Use of Proceeds. Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its or their material activities, in the business of extending credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying margin stock (within the meaning of Regulations T, U, or X of the Board of Governors of the U.S. Federal Reserve). No part of the proceeds of the Loan will be used for any purpose which violates the provisions of Regulations T, U, or X of the Board of Governors of the U.S. Federal Reserve.

(k)
Financial Statements. Borrower has delivered to Lender its most recent 10-Q filing, which filing contains Borrower's most recent financial statements. The financial statements are complete in all material respects and were prepared in accordance with Borrower's historical accounting procedures, consistently applied, and present fairly in all material respects the financial position and results of operations of Borrower and each of its Subsidiaries as of the date of and for the period involved. The financial statements make full and adequate provision for all known obligations, liabilities, and commitments (fixed and contingent) of Borrower and its Subsidiaries as of the date of the financial statements. Except as set forth on Schedule 3.1(k)., since the date of the financial statements, there has been no material adverse change in the business, properties, prospects, operation or condition (financial or otherwise) of Borrower or any of its Subsidiaries.

(l)
Closing Shares and Default Shares. Borrower has taken all corporate action necessary to authorize the issuance and delivery of the Closing Shares and the Default Shares. The Closing Shares when issued in accordance with the provisions of this Agreement will be validly issued, fully paid, and nonassessable, free and clear of all Liens (except for restrictions on transfer imposed by applicable federal. or state securities Laws or this Agreement) and, assuming the accuracy of Lender's representations and warranties set forth in Section 3.2, issued in compliance with all applicable federal and state securities Laws. The Default Shares, assuming the relevant contingency occurs to make them issued in accordance with the provisions of this Agreement, will be validly issued, fully paid, and nonassessable, free and clear of all Liens (except for restrictions on transfer imposed by applicable federal or state securities Laws or this Agreement) and, assuming the accuracy of Lender's representations and warranties set forth in Section 3.2, issued in compliance with all applicable federal and state securities, Laws. Except for those rights set forth in the Registration Rights Agreement, none of the Closing Shares and Default Shares issued pursuant to this Agreement will, upon issuance, be subject to any preemptive rights, rights of first refusal, or other rights to purchase (whether in favor of Lender or any other Person) pursuant to any contract or commitment of Borrower.

(m)
Borrower Capitalization. The authorized capital stock of Borrower consists solely of 250,000,000 shares of Common Stock and 50,000,000 shares of Preferred Stock. As of May 31, 2009, 135,229,205 shares of Common Stock were issued and outstanding, 5,454,545 shares of Preferred Stock were issued and outstanding, and warrants to purchase up to an aggregate 4,399,156 shares of Common Stock, each at an exercise price of $0.75 per share, and options to purchase up to an aggregate 15,372,489 shares of Common Stock, each at an exercise price of $0.75 per share, were outstanding. All shares of Common Stock and Preferred Stock that are issued and outstanding, have been validly issued and fully paid and are non-assessable and were issued in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities Laws, or pursuant to valid exemptions therefrom. Except as set forth in this Section 3.1(m), as of the date hereof: (a) there are no outstanding options, warrants, convertible securities, calls, rights, preemptive rights, agreements, arrangements, or other commitments of any character obligating Borrower or its Subsidiaries (i) to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional shares of capital stock of Borrower or any securities or obligations convertible into or exchangeable for such shares, or (ii) to grant, extend or enter into any such option, warrant, convertible security, call, right, preemptive right, agreement, arrangement, or other commitments, (h) no options, warrants, rights (including conversion or preemptive rights), or other commitments exist with respect to the Equity Interests of Borrower, except as may be contained in this Agreement, (c) there are no contracts with respect to (or which affects) the voting, giving Of written consents with respect to the voting, transfer, conversion, issuance;' or registration, of the Equity Interests of Borrower, and (d) there are no outstanding obligations of Borrower or any of its Subsidiaries to redeem, repurchase, or otherwise acquire any of its Equity Interests. No stock plan, stock purchase, stock option, or other agreement or understanding between Borrower or any of its Subsidiaries and any holder of any Equity Interests of Borrower, or rights exercisable or convertible therefor, provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding, including adjustments to or resets of the exercise price of any outstanding security of Borrower, as the result of the consummation of the transactions contemplated hereby.

(1) SEC Filings. Each SEC Filing, when filed by Borrower with the SEC, complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as applicable, and the rules and regulations of the SEC thereunder applicable to the SEC Filings. None of the SEC Filings (including any financial statements of 'Borrower or schedules included or incorporated by • reference therein) contained, as of the respective dates thereof, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made. Borrower filed in a timely manner all documents that Borrower was required to file under the Exchange Act during the twelve (12) months preceding the date of this Agreement.

3.2 Representations and Warranties of Lender. To induce Borrower to enter into this Agreement, Lender hereby represents and warrants to Borrower that:

(a)Securities Matters..

The Closing Shares and Default Shares, when acquired by Lender, will be acquired for Lender's own account, for investment purposes and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act or applicable state securities Laws. Lender is not a party to any contract to dispose or encumber the Closing Shares or Default Shares or any part thereof or interest therein.

(ii)Lender understands that (A) the Closing Shares and Default Shares have not been, and will not be prior to issuance, registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act and have not been qualified under any state securities Laws on the grounds that the offering and sale of securities contemplated by this

Agreement are exempt from registration thereunder, and (B) Borrower's reliance on such exemptions is predicated on Lender's representations set forth herein. Lender understands that the resale of the Closing Shares and Default Shares may be restricted indefinitely, unless a subsequent disposition thereof is registered under the Securities Act and registered under any state securities law or is exempt from such registration.

(iii)
Lender is an "Accredited Investor" as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. Lender is able to bear the economic risk of the acquisition of the Closing Shares and Default Shares pursuant to the terms of this Agreement, including a complete loss of Lender's investment in the Closing Shares and Default Shares.

(iv)
Lender can bear the economic risk of its investment (including possible complete loss of such investment) for an indefinite period of time and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of its acquisition of the Closing Shares and Default Shares. Lender has not been organized for the purpose of acquiring the Closing Shares or Default Shares.

(v)
Lender is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares acquired in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares of Borrower's capital stock, the availability of certain current public information about Borrower, the resale occurring not less than one (1) year after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in a transaction directly with a "market maker," and the number of shares being sold during any three-month period not exceeding specified limitations. Lender further understands that there is no assurance that Rule 144 or any exemption from the-Securities Act will be available, or if available, that such exemption will allow Lender to dispose of any or all of the Closing Shares and Default Shares in the amounts or at the times Lender might propose.

(vi)
During the negotiation of the transactions contemplated hereby, Lender and its representatives and legal counsel have been afforded access, to the extent not prohibited by applicable Law, to corporate books, financial statements, records, contracts, documents, and other information concerning Borrower and to Borrower's offices and facilities, have been afforded an opportunity to ask such questions of Borrower's officers, employees, agents, accountants and representatives concerning Borrower's business, operations, financial condition, assets, liabilities and other relevant matters as they have deemed necessary or desirable, and have been given all such information as has been requested, to evaluate the merits and risks of the prospective investments in the Closing Shares and Default Shares contemplated herein.

ARTICLE IV
CLOSING

4.1 Closing Documentation.

(a) At closing hereunder, the following, in form and substance satisfactory to Lender in its sole and absolute discretion must be delivered to Lender:

(i)	Loan. This Agreement, duly executed by Borrower,

(ii)
Release of Mortgage. An Act of Partial Release by McGowan of its mortgage on the Delhi Field to the extent of the Assignment of Overriding Royalty Interest (the "Act of Partial Release"), duly executed by McGowan and dated effective the Loan Date;

(iii)	Default Share Certificate.Original certificates, each dated as of the Loan Date and registered in the name of Lender, representing the aggregate number of Default Shares;

(iv)	Stock Certcates.Original certificates, each dated as of the Loan Date and registered in the name of Lender, representing the aggregate number of Closing Shares;

(v)	Registration Rights Agreement.An Amended and Restated Registration Rights Agreement (the "Registration Rights Agreement"), duly executed by Borrower and dated as of the Loan Date;

(vi)
Assignment of Overriding Royalty Interest.An Assignment of Overriding Royalty Interest affecting Borrower's leasehold interests in the Delhi Field (the "Assignment of Overriding Royalty Interest"), duly executed by Borrower, in the form and substance as attached hereto as Annex B;

(vii)
Secretary's Certificates. A certificate of the Secretary or Assistant Secretary of Borrower certifying (A) resolutions of the board of directors (or equivalent governing body) thereof which authorize the execution, delivery, and performance by Borrower of this Agreement and the Loan Documents, (B) the names of the officers who are authorized to sign such documents and will, until replaced by another officer or officers duly authorized for that purpose, act as a representative thereof for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby, and (C) specimen signatures of each such authorized officer;

(viii)
Officer's Certificate.A certificate of an authorized officer of Borrower certifying that, as of the date hereof and the date of such certificate, (A) the representations and warranties of Borrower contained in this Agreement are true and correct in all material respects, and (B) no default or Event of Default shall have occurred and be continuing;

(ix)	Certificates of Existence and Good Standing. Certificate issued by the Texas Secretary of State as to the existence of Borrower,

(b)
At closing Borrower shall pay in full, in immediately available funds, all fees of Liskow & Lewis, counsel to Lender, due and owning in connection with the preparation, negotiation, execution, and delivery of this Agreement and the Loan Documents and any transactions contemplated hereby or thereby.

(c)
The Lender shall be obligated to make the Loan only so long as: (i) all of the Loan Documents required by this Agreement have been delivered to Lender; (ii) Borrower is current in the performance of all of the other obligations contained in the Loan Documents; (iii) no Event of Default has occurred; and (iv) no Material Adverse Effect has occurred. The Loan will be advanced to Borrower by wire transfer to the bank account designated by Borrower.

ARTICLE V
COVENANTS

Borrower covenants and agrees that, from the date of this Agreement until maturity of the Loan and until all the principal of and interest hereon and all other amounts payable hereunder have been fully and finally paid to Lender, Borrower shall comply with the following covenants:

5.1 Corporate Existence, Properties. Borrower shall do or cause to be done all things necessary to preserve, maintain, and keep in full force and effect its corporate existence and the corporate existence of each of its Subsidiaries in accordance with the respective Organizational Documents thereof and all of the rights (charter and statutory), leases, privileges, franchises, qualifications, permits, and licenses of Borrower and its Subsidiaries that are necessary and desirable in the conduct of their respective businesses. Borrower and its Subsidiaries will maintain their assets and properties in good condition and repair. Nothing herein shall prevent Borrower from merging one or more Subsidiaries into Borrower or selling a Subsidiary if deemed appropriate by Borrower. In addition, within 30 days after funding of the Loan, the Borrower shall provide to Lender certificates issued by the appropriate governmental authorities in Texas and Louisiana as to the good standing of Borrower,

5.2 Books and Records. Borrower shall, and shall cause its Subsidiaries to, maintain proper books of records and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to their businesses, activities,- assets, and properties.

5.3Debt. Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume, permit to exist, or guarantee any indebtedness, except (a) indebtedness created under this Agreement and the other Loan Documents, (b) indebtedness existing on the date hereof as set forth on Schedule 5.3, (c) indebtedness contemplated under Borrower's agreement with McGowan, which amount is set forth on Schedule 5.3, and (d) indebtedness constituting trade payables (and not indebtedness for borrowed money other than pursuant to the Borrower's agreement with McGowan) incurred after the date hereof in an aggregate principal amount not to exceed $500,000 at any time outstanding.

5.4Liens. Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume, or suffer to exist any Lien upon its interest in the Delhi Field, except:

(a)
Liens for taxes not yet due or that are being contested in good faith byappropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)
Carriers', warehousemen's, mechanics', materiahnen's, repairmen's, landlords' or other like Liens arising in the ordinary course of business that are not overdue for a period of more than thirty (30) days or that are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto are maintained on the books of Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(c)	Pledges or deposits in connection with workers' compensation, unemployment insurance, and other social security legislation;

(d)
Deposits to secure the performance of bids, trade contracts (other than forborrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, and other obligations of a like nature incurred in the ordinary course of business;

(e)
Easements, rights-of-way, restrictions, and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any, case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Borrower or any of its Subsidiaries;

(f)	Liens in existence on the date hereof and listed in Schedule 5.4(0;

(g)	Liens securing indebtedness of Borrower or any of its Subsidiaries incurred pursuant to Section 5.3(c1).

(h)	Any interest or title of a lessor under any lease entered into by Borrower or any Subsidiary of Borrower in the ordinary course of its business and covering only the assets so leased; and

(i)	Liens of securities intermediaries and depository banks on the accounts held by them to secure the payment of fees and expenses payable to them in respect of the maintenance of such accounts.

5.5 Hedging Transactions. Borrower shall hot, and shall not permit any Subsidiary of Borrower to, enter into any Hedging Contract other than in the ordinary course of business for the purpose of directly mitigating risks to which Borrower or its Subsidiaries are exposed in the conduct of their business and not for purposes of speculation.

5.6 Disposition of Property. Borrower shall not, and shall not permit any Subsidiary of Borrower to, dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary of Borrower, issue or sell any shares of such Subsidiary's capital stock to any Person, except (a) the disposition of obsolete or worn out property in the ordinary course of business, (b) the sale of inventory in the ordinary course of business or (c) a sale for fair market value as reasonably determined by Borrower.

5.7Investments. Borrower shall not, and shall not permit any Subsidiary of Borrower to, make any advance, loan, extension of credit (by way of guaranty or otherwise), or capital contribution to, or purchase any Equity Interest, bonds, notes, debentures, or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any other Person, except extension of trade credit in the ordinary course of business.

5.8 Transactions with Affiliates. Borrower shall not, and shall not permit any Subsidiary of Borrower to, enter into any transaction, including any purchase, sale, lease, or exchange of property, the rendering of any service, or the payment of any management, advisory, or similar fees, with any Affiliate unless such transaction is (a) a transaction between Borrower and any wholly owned Subsidiary of Borrower otherwise permitted under this Agreement, (b) in the ordinary course of business of Borrower or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person that is not an Affiliate. This shall not restrict Borrower from merging a Subsidiary into Borrower.

5.9 Sales/Leaseback Transactions. Borrower shall not, and shall not permit any Subsidiary of Borrower to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property so sold or transferred

5.10 Insurance. After funding of the Loan, Borrower will maintain, and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies workmen's compensation insurance, liability insurance, and insurance on its property, assets, and business, all at least in such amounts and against such risks as are usually insured against by Persons engaged in businesses similar to that of Borrower and its Subsidiaries. Upon the written request of Lender, Borrower will deliver to Lender copies of, or certificates evidencing, all of its insurance policies. Each insurance policy covering Collateral shall name Lender as loss payee and provide that such policy shall not be cancelled without thirty (30) days prior written notice to Lender.

5.11 Taxes and Charges. Except as noted in Schedule 3 1(f), Borrower will pay or discharge, and will cause each of its Subsidiaries to pay or discharge, at or before maturity or before becoming delinquent (a) all taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its property, and (b) all lawful claims for labor, material and supplies, which, if unpaid, might become a Lien upon any of its property; provided, however, that neither Borrower nor any of its Subsidiaries shall be required to pay or discharge any tax, levy, assessment, or governmental charge which is being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established to the extent (if any) required by GAAP or taxes the nonpayment of which would not, in the aggregate, have a Material Adverse Effect.

5.12 Compliance with Law. Borrower shall, and shall cause each of its Subsidiaries to, comply with all Laws of any court, governmental authority, or arbitrator to which each of them is subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

5.13 Notice of Developments. As soon as poisible and in any event within five (5) Business Days thereof, Borrower shall deliver written notice to Lender of (a) any and all actions, suits, and proceedings before any court or governmental authority, department, commission, board, agency, or instrumentality, domestic or foreign, affecting Borrower or any of its Subsidiaries that might reasonably be expected to have a Material Adverse Effect, (b) any and all judgments against Borrower or any of its Subsidiaries in an amount, individually or in the aggregate, greater than $250,000, (c) any and all Events of Default or the occurrence of any event or the existence of any condition which with the giving of notice or the passage of time would constitute and Event of Default, including the details thereof and the action that Borrower or its Subsidiaries have taken or propose to take with respect thereto, and (d) the occurrence of any event or the existence of any condition that might reasonably be expected to have a Material Adverse Effect.

5.14 Distributions. Neither Borrower nor any of its Subsidiaries will declare or pay any dividends or distributions or make any other payment (in cash, property, or obligations) on account of Borrower's capital stock, or redeem, purchase, retire, or otherwise acquire any of Borrower's capita] stock, or set apart any money for a sinking or other analogous fund for any dividend or other distribution on Borrower's capital stock or for any redemption, purchase, retirement, or other acquisition of any of Borrower's capital stock (excluding any net or cashless exercise of stock options).

5.15Subsidiary Distributions to Borrower. Borrower will not enter into, nor will it permit any of its Subsidiaries to enter into, any agreement or other arrangement which restricts the ability of Borrower's Subsidiaries to directly or indirectly pay dividends and other distributions to Borrower.

5.16Additional Subsidiaries. Borrower will notify Lender within five (5) Business Days after the date that any Person becomes a Subsidiary of Borrower.

5,17Anti-Dilution. The 21,700,000 shares of capital stock previously issued by Borrower to Maxim TEP Limited., the Closing Shares and other shares of capital stock (excluding the Default Shares) held by the Lender or any affiliate thereof shall represent an agreed upon percentage of all of the issued and outstanding shares of capital stock of Borrower computed on a fully diluted basis as of the date hereof, which Percentage Interest is 15.00%. Lender, Maxim TEP Limited and their affiliates shall at all times from and after the Loan Date hold a minimum equity interest in Borrower equal to the Percentage Interest, and Borrower shall not, and shall not permit any of its Subsidiaries to, take any action that in any way dilutes or impairs the Percentage Interest at any time. In the event Borrower shall (a) issue or sell (i) Equity Interests of Borrower or any of its Subsidiaries, or (ii) any options, warrants, rights, debt securities, promissory notes, or other securities exercisable or exchangeable for or convertible into shares of capital stock of Borrower or any Subsidiary thereof, (b) declare or pay any dividend or other distribution to holders of Equity Interests of Borrower or any of its Subsidiaries, or (c) repurchase or redeem any Equity Interests of Borrower or any of its Subsidiaries, and if as a result such event or occurrence dilutes or impairs in any manner and to any extent (a "Diluting Event") the Percentage Interest, Lender shall be entitled to receive, and Borrower shall issue to Lender immediately upon such event or occurrence, such additional number of shares of capital stock of Borrower such that after giving effect to any such event or occurrence Lender's equity interest in Borrower is not less than the Percentage Interest, such additional shares of capital stock to be issued to and acquired by Lender without any additional consideration of any nature. In the event prior to the Default Shares being deemed issued to Lender (and thereby covered by the language above), a Diluting Event occurs which will lessen the Default PercentagelInterest , the Default Shares, without any additional consideration of any nature, shall be increased by such additional number. of shares of capital stock of Borrower such that after giving effect to any such event or occurrence the number of Default Shares is not less that the Default Percentage Interest.

5.18Additional Information. Borrower shall provide to the Lender from time to time, promptly after any request therefor, such other business and financial information, including income statements, balance sheets, and statements of cash flows, all prepared in accordance with GAAP, as Lender may request. Borrower shall provide to Lender and Lender's representatives from time to time promptly after any request therefor (a) access to the Borrower's books and records copies of which Borrower may retain, (b) access to, and the right to ask questions of and receive answers from, the Borrower's officers, employees, auditors, reserve engineers, and financial advisors, and (c) access to, and the ability to inspect and examine, the properties and facilities of the Borrower.

5.21Balloon Payment. In the event the Override Balance has not equaled or exceeded the Maximum Amount on or before December 31, 2011, then Borrower is unconditionally obligated to pay to Lender and Borrower agrees to pay to Lender on January 1, 2012, the amount equal to the difference between the Maximum Amount and the Override Balance (the "Balloon Payment"). In the event Lender sells the overriding royalty interest created by the Assignment of Overriding Royalty Interest pursuant to Section 6.2(c) below, the Borrower shall remain unconditionally obligated to pay to Lender and agrees to pay to Lender the Maximum Amount (less any payments made on the Loan, less any payments made to Lender under the Assignment of Overriding Royally Interest prior to Lender's sale of the overriding royalty interest, and less the net proceeds paid to Lender from such sale) on January 1, 2012.

5.22 Further Assurances. Borrower will-execute and deliver or cause to be executed and delivered all such additional documents, agreements, and instruments as Lender, in its sole but reasonable discretion, deems necessary or advisable to carry out the provisions and purposes of this Agreement and the other Loan Documents.

ARTICLE VI
EVENTS OF DEFAULT

6.1Events of Default. Each of the following shall be deemed an "Event of Default":

(a)	Borrower shall fail to pay timely when due, the principal of or accrued interest on, the Loan or any other obligation hereunder or under any other Loan Document, or any part thereof; or

(b)
Any representation or warranty made or deemed made by Borrower in this Agreement or any other Loan Document or in any certificate, reports, notice, financial statement or other statement furnished in connection herewith or therewith, whether concurrently herewith or hereafter, to Lender by or on behalf of Borrower or any of its Subsidiaries shall be false, misleading, or erroneous in any material respect when made cif deemed to have been made; or

(e)
Borrower shall fail to observe, perform, or comply with any of the materialcovenants or agreements contained in this Agreement or any other Loan Document or there shall occur any event or circumstance which constitutes an "event of default" under any of the Loan Documents; or

(d)
The destruction or occurrence of substantial damage to the Delhi Field or any material portion thereof, for which there is no or substantially no insurance coverage and/or for which no or substantially no insurance coverage will be paid in respect thereto; or

(e)
Except for mergers of Subsidiaries into one another or into Borrower, Borrower or any of its Subsidiaries shall (1) dissolve or terminate its existence, (ii) discontinue its usual business, (iii) sell all or substantially all of its business or assets, (iv) apply for or consent to the appointment of a receiver, trustee, custodian, or liquidator of it or of all or a substantial part of its property, (v) except for debts in existence on the date hereof, generally fail to pay its debts as they come due in the ordinary course of business, or (vi) commence, or file an answer admitting the material allegations of or consenting to, or default in a petition filed against it in any case, proceeding, or other action under any existing or future Law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, or relief of debtors, or seeking to have an order for relief entered with respect to it under the Bankruptcy Code, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or similar relief with respect to it or its debt; or

(f)
A receiver, conservator, liquidator, custodian, or trustee of Borrower, or any ofits property is appointed by the order or decree of any court or agency or supervisory authority having jurisdiction; or Borrower or any of its Subsidiaries obtains an order for relief under the Bankruptcy Code; or any of the property of Borrower or any Subsidiary thereof is sequestered by court order; or a petition is filed or a proceeding is commenced against Borrower or any Subsidiary thereof under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, or liquidation Law of any jurisdiction, whether now or hereafter in effect and such proceeding is not dismissed within sixty (60) days; or

(g)
(i) Any event or condition occurs which results in, or permits the forfeiture by Borrower of material rights, benefits, or privileges under any indenture, mortgage, deed of trust, promissory note, loan agreement, note agreement, or any other material agreement or undertaking, which continues unremedied for any applicable cure period; or (ii) the occurrence of any event, circumstance, or condition which, after any applicable cure or notice period or lapse of time, or both, would constitute a default under any material agreement, contract, promissory note, loan agreement, indenture, Lien instrument, or the like relating to the Delhi Field to which Borrower is a party, which continues unremedied for any applicable cure period, whether or not a party thereto exercises any of its rights and remedies with respect to such default; or

(h)
The levy or execution of any attachment, execution, or other process against any material property or interest in property of Borrower, which is not timely and completely stayed by appropriate proceedings and/or bonding requirements; or

(i)
Any court shall find or rule, or Borrower shall assert or claim, (i) that this Agreement or any of the Loan Documents executed in connection herewith does not or will not constitute the legal, valid, binding, and enforceable obligations of the party or parties (as applicable) thereto, or (ii) that any Person has a conflicting or adverse Lien, claim, or right in, or with respect to, the overriding royalty interest in the Delhi Field assigned by Borrower to Lender; or

(j)
Excluding the judgment listed inSchedule 3.I(h), and possible adverse judgments that may arise under the other litigation set out in such schedule, which possible adverse judgments shat not exceed $150,000.000 in the aggregate, the rendering of any judgment or judgments against Borrower or any of its Subsidiaries for the payment of money in excess of $100,000, individually or in the aggregate, which remain unsatisfied and in effect for any period of fifteen (15) consecutive days without a stay of execution; or

(k)
Borrower or any of its Subsidiaries shall have concealed, removed, or permittedto be concealed or removed, any part of its property and assets with intent to hinder, delay, or defraud its creditors or any of them, or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar Law; or shall have made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or Borrower shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon the Delhi Field through legal proceedings or distraint or other process which is not vacated within fifteen (15) days from the date thereof; or

Any Material Adverse Effect shall have occurred; or

The failure of Borrower to pay the Balloon Payment, if due, on January 1, 2012, or if Lender has conveyed the overriding royalty interest as permitted pursuant to Section 6.2(c) below, the failure of Borrower to pay the Maximum Amount (less any payments made on the Loan, less any payments made to Lender under the Assignment of Overriding Royalty Interest prior to Lender's conveyance of said overriding royalty, less the net proceeds of such sale) to Lender by January 1, 2012, and/or any breach of the Assignment of Overriding Royalty Interest and/or any non-payment of overriding royalties to Lender, regardless of the reason for such non-payment.

6.2 Remedies Upon Default.

(a)
Upon the occurrence of any and each Event of Default, and at any time thereafter during the continuance thereof, Lender, at its option, may declare the unpaid outstanding principal amount of the Loan to be forthwith due and payable, whereupon the said portion of the Loan and all accrued unpaid interest thereon and fees and other obligations of Borrower accrued thereunder shall become immediately due and payable by Borrower without demand, presentment for payment, notice of non-payment, protest, notice of protest, notice of intent to accelerate maturity, notice of acceleration of maturity, or any other notice of any kind to Borrower, or any other Person liable thereon or with respect thereto, all of which are hereby expressly waived by Borrower and each other Person liable thereon or with respect thereto, anything contained herein or in any other documents or instruments to -the contrary notwithstanding; and upon the happening of any Event of Default referred to in Sections 6.1(e) or 6.1(f), the unpaid principal portion of the Loan and all other interest thereon then accrued unpaid and fees and other obligations of Borrower accrued thereunder shall become automatically due and payable by Borrower without demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intent to accelerate maturity, notice of acceleration of maturity, or any other notice of any kind to Borrower or any other Person liable thereon or with respect thereto, all of which are expressly waived by Borrower and each other Person liable thereon or with respect thereto, anything contained herein or in any document or instrument to the contrary notwithstanding.

(b)
Upon any Event of Default, Lender shall have all the rights and remedies as set forth herein and in the Loan Documents and as otherwise provided at Law or in equity, all such rights and remedies being cumulative, including the right, without prior notice to Borrower or any other Person liable with respect hereto, to set-off and apply any indebtedness at any time owing by Lender to, or for the credit or account of, Borrower against any indebtedness owed to Lender by Borrower, irrespective of whether or not Lender shall have made demand under this Agreement or any other Loan Document, and although this Agreement may not then be matured; provided, that any exercise of said set-off by Lender shall be subsequently followed by notice from Lender to Borrower of such right exercised, but the failure to give such notice shall in no manner affect the right of Lender in respect to set-offs and corresponding applications of funds.

(c)
Notwithstanding any provision in this Agreement or any Loan Document to thecontrary, upon the occurrence of any Event of Default, and at any time thereafter during the continuance thereof, the Lender shall be entitled to sell and assign the overriding royalty interest granted to Lender pursuant to the Assignment of Overriding Royalty Interest; and' f such sale occurs, Lender shall have no further responsibility to Borrower under the Assignment of Overriding Royalty Interest, and Borrower shall remain liable for payment to Lender of the Maximum Amount (less any payments made to Lender on the Loan, less any payments made to Lender under the Assignment of Overriding Royalty Interest prior to Lender's sale of said overriding royalty, less the net proceed paid to Lender from the sale of the overriding royalty (but without any deduction whatsoever far overriding royalty payments made to the party acquiring the overriding royalty interest from Lender).

6.3 Power of Attorney, Borrower hereby irrevocably constitutes and appoints Lender and any officer or agent thereof with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name of Borrower or any of its Subsidiaries or in its own name, upon the occurrence of an Event of Default and during the continuance thereof, to take any and all action and to execute any and all documents and instruments that Lender at any time and from time to time deems necessary or desirable to accomplish the purposes of this Agreement and the other Loan Documents. This power of attorney is coupled with an interest and shallte irrevocable. Lender shall not be liable for any act or omission or for any error in judgment or any mistake of fact or law in its individual capacity or in its capacity as attorney-in-fact except for acts or omissions resulting from its willful misconduct or gross negligence.

ARTICLE VII
COMPLIANCE WITH LAW

It is the intent of Lender and Borrower in the execution and performance of this Agreement to remain in strict compliance with Applicable Law from time to time in effect. In furtherance thereof, Lender and Borrower stipulate and agree that none of the terms and provisions contained in this Agreement shall ever be construed to create a contract to pay for the use, forbearance or detention of money with interest at a rate or in an amount in excess of the Maximum Rate or amount of interest permitted to be charged under Applicable Law. For purposes of this Agreement "interest" shall include the aggregate of all charges which constitute interest under Applicable Law that are contracted for, charged, reserved, received or paid under this Agreement, Borrower shall never be required to pay unearned interest and shall never be required to pay interest at a rate or in an amount in excess of the Maximum Rate or amount of interest that may be lawfully charged under Applicable Law, and the provisions of this paragraph shall control over all other provisions of this Agreement, and of any other instrument pertaining to or securing this Agreement, which may be in actual or apparent conflict herewith, If this Agreement is prepaid, or if the maturity of this Agreement is accelerated for any reason, or if under any other contingency the effective rate or amount of interest which would otherwise be payable under this Agreement would exceed the Maximum Rate or amount of interest Lender or any other holder of this Agreement is allowed by Applicable Law to charge, contract for, take, reserve or receive, or in the event Lender or any holder of this Agreement shall charge, contract for, take, reserve or receive monies that are deemed to constitute interest which would, in the absence of this provision, increase the effective rate or amount of interest payable under this Agreement to a rate or amount in excess of that permitted to be charged, contracted for, taken, reserved or received under Applicable Law then in effect, then the principal amount of this Agreement or the amount of interest which would otherwise be payable under this Agreement or both shall be reduced to the amount allowed under Applicable Law as now or hereinafter construed by the courts having jurisdiction, and all such moneys so charged, contracted for, taken, reserved or received that are deemed to constitute interest in excess of the Maximum Rate or amount of interest permitted by Applicable Law shall immediately be returned to or credited to the account of Borrower upon such determination. Lender and Borrower further stipulate and agree that, without limitation of the foregoing, all calculations of the rate or amount of interest contracted for, charged, taken, reserved or received under this Agreement which are made for the purpose of determining whether such rate or amount exceeds the Maximum Rate or amount, shall be made to the extent not prohibited by Applicable Law, by amortizing, prorating, allocating and spreading during the period of the full stated term of this Agreement, all interest at any time contracted for, charged, taken, reserved or received from Borrower or otherwise by Lender or any other holder of this Agreement.

ARTICLE VIII
MISCELLANEOUS

8.1 Expenses. If amounts due under this Agreement are collected by suit or through the Bankruptcy Court, or any judicial proceeding, or if amounts due under this Agreement are not paid at maturity, however'such maturity may be brought about, and it is placed in the hands of an attorney for collection (whether or not legal proceedings are instituted), then Borrower agrees to pay, in addition to all other amounts owing hereunder, the collection costs and cl reasonable attorneys' fees of the holder hereof.

8.2           Notice Regarding Collection and Enforcement.Borrower waives demand, presentment for payment, notice of non-payment, protest, notice of protest, notice of intent to accelerate maturity, notice of acceleration of maturity and all other notice, filing of suit, and diligence in collecting amounts due under this Agreement or enforcing any of the security herefor, and agrees to any substitution, exchange, or release of any such security, the release of any party primarily or secondarily liable hereon, and further agrees that it will not be necessary for any holder hereof, in order to enforce payment of this Agreement, to first institute suit or exhaust its remedies against any security herefor, and consents to any one or more extensions or postponements of time of payment of this Agreement on any terms or any other indulgences with respect hereto, without notice thereof to it

8.3Waiver. The failure by Lender to insist upon strict performance of any covenant or condition of this Agreement, in any one or more instances, shall not be construed as a waiver or relinquishment of any such covenant or condition in the future, but the same shall be and remain in full force and effect Any waiver or consent given by any party under any provision of this Agreement shall be effective only in the instance and for the purpose for: which it is given and the giving of any consent in respect of any act or thing shall not operate as a waiver.or any requirement on the party to whom the consent is given to do or not do that or any other act or thing at any time in the future without such consent. Any waiver of any violation of, breach of or default under any provision of this Agreement must be in writing and shall not be construed as or constitute a.continuing waiver of such provision, or waiver of any other violation of, breach of, or default under any other provision of this Agreement.

8.4Governing Law. This Agreement and the relationship of the Parties hereunder shall be governed by and construed in accordance with the Laws of the Bailiwick of Jersey. l'HERE ARE NO UNWRITTEN OR ORAL AGREEMENTS BETWEEN BORROWER AND LENDER Lender has no commitment to make any additional loans or extend financial accommodations to Borrower beyond the Loan evidenced hereby.

8.5Successors and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Borrower shall not assign, transfer, convey, or pledge either this Agreement or any of its rights, interests, or liabilities hereunder without the prior written consent of Lender. Lender may sell, assign, or transfer its rights and duties hereunder at any time or from time to time.

8.6 Interpretation. Headings, subheadings, and captions used herein are for the convenience of the parties only and shall not be used to construe the meaning, intent or purpose of any term, provision or numbered paragraph hereof. Words importing the singular number shall include the plural and vice versa, words importing the masculine shall include the feminine and neuter and vice versa. Reference to Sections are reference to Sections of this Agreement, unless the context requires otherwise. As used throughout this Agreement, "including" means ",including, without limitation", "herein" means "throughout this Agreement," "hereunder" means "under this Agreement" and "hereto" means "to this Agreement."

8.7Amendment, Severability. This Agreement may be amended or supplemented only by instrurnent in writing executed jointly by the Borrower and the Lender. Any provision of this Agreement or any portion or portions of such provisions, held by a court of competent jurisdiction to be invalid, illegal or ineffective shall not impair, invalidate or nullify the remainder of this Agreement, but the effect thereof shall be confined to such provision or the portion or portions thereof so held to be invalid, illegal or ineffective.

8.8Notices. All notices, requests, claims, consents, or other communications required or authorized hereunder shall be in writing and shall be deemed to have been duly given by the applicable Party if personally delivered, sent by facsimile with receipt acknowledged, sent by a recognized commercial overnight delivery service which guarantees next Business Day delivery, sent by U.S. registered or certified mail return receipt requested and postage prepaid, or otherwise actually received by the other Party at the address of the intended recipient set, forth below:

If to Borrower or any of its Subsidiaries:

Maxim TEP, Inc.
24900 Pitkin Road, Suite 308
Spring, Texas 77386
Fax: 281-466-1531
Phone: 281-466-1530

If to Lender:

Greater Europe Fund Limited
Kleinwort Benson House
PO Box 76, Wests Centre, St. Helier, Jersey, .TE4 8PQ, Channel Islands
Fax: 49 69 95 92 54 79
Phone: 49 69 95 92 54 78

All such notices and communications shall be deemed to have been received: if personally delivered, at the time delivered by hand; if so mailed, three (3) Business Days after being deposited in the mail; if faxed, upon confirmation of receipt if the confirmation is between 9:00 a.m. and 5:00 p.m. local time of the recipient on a Business Day, otherwise on the first Business Day following confirmation of receipt, and, if sent by overnight air courier, on the next Business Day after timely delivery to the courier.

Either Party may change the address to which notices, requests, claims, consents, and other communications hereunder are to be delivered by giving the other Party prior written notice thereof in the manner herein set forth in this Section 8.8.

8.9 Entire Agreement. This Agreement (including any documents referred to in this Agreement) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereby and supersedes any prior understandings, negotiations, statements, discussions, correspondence, offers, agreements, or representations by the Parties, written or oral, relating in any way to the subject matter of this Agreement and the transactions contemplated hereby.

8.10 Counterparts. This Agreement maybe executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile transmission of a signed copy of this Agreement shall be deemed an original and shall have the same valid and binding effect thereof.

[remainder of page intentionally lefi blank]

BORROWER:

MAXIM TEP, INC.

By: /s/ Rober D. Johnson
Name: Rober D. Johnson
Title: President

LENDER:

GREATER EUROPE FUND LIMITED

BY: ____________________________
NAME: _________________________
TITLE: __________________________

BORROWER:

MAXIM TEP, INC.

BY: ________________________
NAME: ROBERT D. JOHNSON
TITLE: PRESIDENT

LENDER:

GREATER EURO LIMITED

BY: _________________________
TITLE: ______________________

SCHEDULE 3.1(f)

Various payroll tax returns for 2008 and any related tax, penalty and interest that may ultimately be owing.

SCHEDULE 3.1 (k)

Maxim is currently in default with respect to its obligations to BlueRock as respects the Marion Field (waiting on documentation to cure default).

SCHEDULE 5.3

DATE DUE 11/1/2009	Blue Rock (Marion Field Production Payment)	AMOUNT $6,582,055.00	LOAN DATE
3/1/2010	Luis Fusz	$700,000.00	3/29/2005
3/1/2010	Jon Peddle	$400,000.00	10/3/2007
4/1/2010	Don Shein	$100,000.00	4/17/2009
10/1/2009	Arturo Henriquez	$50,000.00	6/1/2008
10/1/2009	Robert D. Johnson	$50,000.00	10/7/2008
10/1/2009	Randall Sanman	$100,000.00	10/13/2008
10/1/2009	Terry Stubbs	$100,000.00	10/13/2008
10/1/2009	Raymond Gherardini	$100,000.00	10/17/2008
12/1/2009	Robert C Johnson	$100,000.00	12/22/2008
1/1/2010	Robert D. Johnson	$25,000.00	1/21/2009
3/1/2010	Randall Sanman	$100,000.00	3/2/2009
4/1/2010	Robert D. Johnson	$5,000.00	4/20/2009
	Total	$6.412.055.00
Various	McGowan Working Partners*	665,879.00
• estimated
See page 2

SCHEDULE 5.3
PAGE 2
MUD RIVER ENERGY, LLC
June 24, 2009

Lease #43147	Per Creditors
Boss Cementing	$ 8,440.00
Daughtery Trucking	$ 45,559.60
Jimmy Reliford	$ 32,640.00
John Baird	$ 4,523.12
GHJ Drilling	$118,000.00
Alan Supply	$ 10,260.90
James F Worley Jr	$ 18,199.54
Total Mud River Liens	$237,623.16

Mud River Revenue Detail 2008-2009 In Suspense:

	8/8ths Gross	8/8th Tax	8/8th Net	MR % Interest	MR % Gross	MR Tax	MR Net	Smith Gross	Smith Tax	Smith Net	MR net + Smith net
01/08	$14,228.29	$ 640.27	$ 13,588.02	0.695	$ 9,888.66	$ 444.99	$ 9,443.67	$ 426.85	$ 19.21	$ 407.64	$ 9,851.31
02/08	$ 6,922.13	$ 311.50	$ 6,610.63	0.695	$ 4,810.88	$ 216.49	$ 4,594.39	$ 207.66	$ 9.35	$ 198.32	$ 4,792.71
03/08	$ 7,922.34	$ 356.51	$ 7,565.83	0.695	$ 5,506.03	$ 247.77	$ 5,258.25	$ 237.67	$ 10.70	$ 226.97	$ 5,485.23
08/08	$16,659.41	$ 749.67	$ 15,909.74	0.695	$11,578.29	$ 521.02	$ 11,057.27	$ 499.78	$ 22.49	$ 477.29	$ 11,534.56
09/08	$22,191.16	$ 998.60	$ 21,192.56	0.695	$15,422.86	$ 694.03	$ 14,728.83	$ 665.73	$ 29.96	$ 635.78	$ 15,364.61
10/08	$ 5,003.51	$ 225.16	$ 4,778.35	0.695	$ 3,477.44	$ 156.49	$ 3,320.95	$ 150.11	$ 6.75	$ 143.35	$ 3,464.30
11/08	$ 4,989.21	$ 224.51	$ 4,764.70	0.695	$ 3,467.50	$ 156.03	$ 3,311.47	$ 149.68	$ 6.74	$ 142.94	$ 3,454.41
12/08	$ 3,047.28	$ 137.13	$ 2,910.15	0.695	$ 2,117.86	$ 95.31	$ 2,022.55	$ 91.42	$ 4.11	$ 87.30	$ 2,109.86
01/09	$ 3,007.71	$ 135.35	$ 2,872.36	0.695	$ 2,090.36	$ 94.07	$ 1,996.29	$ 90.23	$ 4.06	$ 86.17	$ 2,082.46
03/09	$ 6,297.27	$ 283.38	$ 6,013.89	0.695	$ 4,376.60	$ 196.95	$ 4,179.65	$ 188.92	$ 8.50	$ 180.42	$ 4,360.07
					$62,736.48	$ 2,823.15	$ 59,913.33	$ 2,708.05	$ 121.86	$ 2,586.19	$ 62,499.52

Maxim TEP Revenue Detail 2008-2009 In Suspense:

	8/8ths Gross	8/8th Tax	8/8th Net	MR % Interest	MR % Gross	MR Tax	MR Net
02/08	$ 6,922.13	$ 311.50	$ 6,610.63	0.03125	$ 216.32	$ 9.73	$ 206.58
03/08	$ 7,922.34	$ 356.51	$ 7,565.83	0.03125	$ 247.57	$ 11.14	$ 236.43
08/08	$16,659.41	$ 749.67	$ 15,909.74	0.03125	$ 520.61	$ 23.43	$ 497.18
09/08	$22,191.16	$ 998.60	$ 21,192.56	0.03125	$ 693.47	$ 31.21	$ 662.27
10/08	$ 5,003.51	$ 225.16	$ 4,778.35	0.03125	$ 156.36	$ 7.04	$ 149.32
11/08	$ 4,989.21	$ 224.51	$ 4,764.70	0.03125	$ 155.91	$ 7.02	$ 148.90
12/08	$ 3,047.28	$ 137.13	$ 2,910.15	0.03125	$ 95.23	$ 4.29	$ 90.94
01/09	$ 3,007.71	$ 135.35	$ 2,872.36	0.03125	$ 93.99	$ 4.23	$ 89.76
03/09	$ 6,297.27	$ 283.38	$ 6,013.89	0.03125	$ 196.79	$ 8.86	$ 187.93
					$ 2,820.88	$ 126.94	$ 2,693.94

Total Revenue in Suspense to Date	$ 65,193.46
Total Amount of Liens Per Creditors	$ 237,623.16

MAXIM OIL & GAS, INC.
24900 PITKIN ROAD, SUITE 308 ◊ SPRING, TX 77386
PHONE: 281.466.1530 FAX: 281.466.1531 ◊ www.maximtep.com

Remaining Balance to Recover	$ 172,429.70

MAXIM OIL & GAS, INC.
24900 PITKIN ROAD, SUITE 308 ◊SPRING, TX 77386
PHONE: 281.466.1530 FAX: 281.466.1531 ◊ www.maximtep.com

SCHEDULE 5.4(f)

Kentucky Liens:

Lease #43147	Per Creditors
Boss Cementing	$ 8,440.00
Daughtery Trucking	$ 45,559.60
Jimmy Reliford	$ 32,640.00
John Baird	$ 4,523.12
GHJ Drilling	$118,000.00
Alan Supply	$ 10,260.90
James F Worley Jr	$ 18,199.54
Total Mud River Liens	$237,623.16

Mud River Revenue Detail 2008-2009 In Suspense:

	8/8ths Gross	8/8th Tax	8/8th Net	MR % Interest	MR % Gross	MR Tax	MR Net	Smith Gross	Smith Tax	Smith Net	MR net + Smith net
01/08	$14,228.29	$ 640.27	$ 13,588.02	0.695	$ 9,888.66	$ 444.99	$ 9,443.67	$ 426.85	$ 19.21	$ 407.64	$ 9,851.31
02/08	$ 6,922.13	$ 311.50	$ 6,610.63	0.695	$ 4,810.88	$ 216.49	$ 4,594.39	$ 207.66	$ 9.35	$ 198.32	$ 4,792.71
03/08	$ 7,922.34	$ 356.51	$ 7,565.83	0.695	$ 5,506.03	$ 247.77	$ 5,258.25	$ 237.67	$ 10.70	$ 226.97	$ 5,485.23
08/08	$16,659.41	$ 749.67	$ 15,909.74	0.695	$11,578.29	$ 521.02	$ 11,057.27	$ 499.78	$ 22.49	$ 477.29	$ 11,534.56
09/08	$22,191.16	$ 998.60	$ 21,192.56	0.695	$15,422.86	$ 694.03	$ 14,728.83	$ 665.73	$ 29.96	$ 635.78	$ 15,364.61
10/08	$ 5,003.51	$ 225.16	$ 4,778.35	0.695	$ 3,477.44	$ 156.49	$ 3,320.95	$ 150.11	$ 6.75	$ 143.35	$ 3,464.30
11/08	$ 4,989.21	$ 224.51	$ 4,764.70	0.695	$ 3,467.50	$ 156.03	$ 3,311.47	$ 149.68	$ 6.74	$ 142.94	$ 3,454.41
12/08	$ 3,047.28	$ 137.13	$ 2,910.15	0.695	$ 2,117.86	$ 95.31	$ 2,022.55	$ 91.42	$ 4.11	$ 87.30	$ 2,109.86
01/09	$ 3,007.71	$ 135.35	$ 2,872.36	0.695	$ 2,090.36	$ 94.07	$ 1,996.29	$ 90.23	$ 4.06	$ 86.17	$ 2,082.46
03/09	$ 6,297.27	$ 283.38	$ 6,013.89	0.695	$ 4,376.60	$ 196.95	$ 4,179.65	$ 188.92	$ 8.50	$ 180.42	$ 4,360.07
					$62,736.48	$ 2,823.15	$ 59,913.33	$ 2,708.05	$ 121.86	$ 2,586.19	$ 62,499.52

Maxim TEP Revenue Detail 2008-2009 In Suspense:

	8/8ths Gross	8/8th Tax	8/8th Net	MR % Interest	MR % Gross	MR Tax	MR Net
02/08	$ 6,922.13	$ 311.50	$ 6,610.63	0.03125	$ 216.32	$ 9.73	$ 206.58
03/08	$ 7,922.34	$ 356.51	$ 7,565.83	0.03125	$ 247.57	$ 11.14	$ 236.43
08/08	$16,659.41	$ 749.67	$ 15,909.74	0.03125	$ 520.61	$ 23.43	$ 497.18
09/08	$22,191.16	$ 998.60	$ 21,192.56	0.03125	$ 693.47	$ 31.21	$ 662.27
10/08	$ 5,003.51	$ 225.16	$ 4,778.35	0.03125	$ 156.36	$ 7.04	$ 149.32
11/08	$ 4,989.21	$ 224.51	$ 4,764.70	0.03125	$ 155.91	$ 7.02	$ 148.90
12/08	$ 3,047.28	$ 137.13	$ 2,910.15	0.03125	$ 95.23	$ 4.29	$ 90.94
01/09	$ 3,007.71	$ 135.35	$ 2,872.36	0.03125	$ 93.99	$ 4.23	$ 89.76
03/09	$ 6,297.27	$ 283.38	$ 6,013.89	0.03125	$ 196.79	$ 8.86	$ 187.93
					$ 2,820.88	$ 126.94	$ 2,693.94

Total Revenue in Suspense to Date	$ 65,193.46
Total Amount of Liens Per Creditors	$ 237,623.16
Remaining Balance to Recover	$ 172,429.70

MAXIM OIL & GAS, INC.
24900 PITKIN ROAD, SUITE 308 ◇SPRING, TX 77386
PHONE: 281.466.1530 FAX: 281.466.1531 ◇ www.maximtep.com

Louisiana Liens: Mortgage and security interest in favor of McGowan Working Partners covering the Delhi Field interests.

Arkansas Liens: Liens and security interests held by BlueRock with respect to the Marion Field Interests.

MAXIM OIL & GAS, INC.
24900 PITKIN ROAD, SUITE 308 ✧SPRING, TX 77386
PHONE: 281.466.1530 FAX: 281.466.1531 ✧ www.maximtep.com